                                                                Exhibit (h)(5)



[KPMG Peat Marwick Logo]

        Certified Public Accountants

        1600 Central Trust Center
        201 East Fifth Street
        Cincinnati, OH 45202



                                                                  April 30, 1992



Mr. Donald J. Zimmerman, President
Ohio National Equity Fund, Inc.
237 Wm. Howard Taft Road
Cincinnati, Ohio 45219

Dear Mr. Zimmerman:

We are pleased to present to you our engagement letter to serve as independent auditors for Ohio National Equity Fund, Inc. (Fund), your mutual fund now in formation. This letter will confirm our understanding of the arrangements for that engagement.

We understand that the Fund will have a fiscal year which ends on June 30, and that your current plans are to complete the registration of the Fund with the Securities and Exchange Commission over the next several months. This will require an initial audit of a "seed money" balance sheet to be included in the registration statement (probably to be done as of a date in early July), and ongoing annual audit requirements beginning with the year ending June 30, 1993.

KPMG Peat Marwick ("Peat Marwick") will conduct audits in accordance with generally accepted auditing standards with the objective of expressing an opinion as to whether the presentation of the Fund's financial statements, taken as a whole, conform with generally accepted accounting principles. In conducting the audits, we will perform tests of the accounting records and such other procedures as we consider necessary in the circumstances to provide a reasonable basis for our opinion on the financial statements. We will examine, on a test basis, evidence supporting the amounts and disclosures in the financial statements. We will also assess the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. The Fund agrees that all records, documentation, and information we request in connection with our audit will be made available to us, that all material information will be disclosed to us, and that we will have the full cooperation of the Fund's personnel.

It should be understood that management of the Fund has responsibility for the financial statements and all representations contained therein. Management is also responsible for

Mr. Donald J. Zimmerman
April 30, 1992
Page Two


the adoption of sound accounting policies and the implementation of recordkeeping and an internal control structure to maintain the reliability of the financial statements and to provide reasonable assurance against the possibility of errors and irregularities that are material to the financial statements.

An audit is designed to obtain reasonable assurance about whether the financial statements are free of material misstatement. Even a material misstatement may remain undetected, however, by an audit performed in accordance with generally accepted auditing standards.

While we are not being engaged to report on the Fund's internal control structure, we will furnish you our letter report regarding material weaknesses in the Fund's internal control structure which is required to be included in the Fund's annual report on Form N-SAR filed with the Securities and Exchange Commission. In addition to that report, we will furnish to you any recommendations about the internal control structure that we note during the audit which appear to be in need of improvement or reconsideration to ensure the timely and accurate preparation of financial statements by management.

While our audits will be conducted with due regard to the published rules and regulations of the Securities and Exchange Commission relative to matters of accounting, it should be understood that our reports and the financial statements and schedules may be subject to review by the Commission staff and to the application by them of their interpretation of the relevant rules and regulations.

Our fees are based upon the actual time expended on an engagement and appropriate hourly rates based upon the skill level of the individuals involved. Based upon our recent discussions with Mr. David McClure, our previous experience with your organization and review of selected information regarding the anticipated growth of the Fund's assets and composition of its portfolios, we estimate that our fees for services (including reimbursement for out-of-pocket expenses) in the initial year of operations will be as follows:

     - Audit of initial "seed money" balance sheet and
       other procedures required in connection with
       initial registration statement.                    $ 2,500 to $ 3,500

     - Audit of financial statements for the period
       ending June 30, 1993, and other procedures
       required in connection with issuance of annual
       report to shareholders and updating of the
       Fund's prospectus.                                $ 12,000 to $14,000

These estimates reflect our anticipation of the necessary partner, manager, and staff hours normally incurred in conducting an audit of a mutual fund of comparable size in accordance with generally accepted auditing standards and the expected assistance of Ohio National Life internal auditors similar to that currently provided in our audit of Ohio National Fund, Inc.
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Mr. Donald J. Zimmerman
April 30, 1992
Page Three


We anticipate that you may request in subsequent years services similar to those described herein or other special services. We will discuss with you at that time whether an engagement letter is necessary under the circumstances and will issue one at your request. In the event that a subsequent engagement letter is not requested, the provisions of this letter are applicable to such future services except to the extent otherwise agreed.

We are looking forward to working with your organization on this new engagement and trust that this agreement meets with your approval. As confirmation of our understanding of this agreement, we would appreciate your signing and returning to us the attached copy of this letter indicating your approval.

                                   Very truly yours,

                                   KPMG Peat Marwick



                                   William J. Scanlon, Partner



WJS/clj
Enclosure

cc: D. McClure



ACCEPTED BY:


        /s/ Donald J. Zimmerman
-----------------------------------
            Name


        May 12, 1992
-----------------------------------
            Date